INDEMNIFICATION AGREEMENT
                             LOST STOCK CERTIFICATE


THIS INDEMNIFICATION AGREEMENT made this 12th day of June, 2001 by and between Westminster Securities Corp., a New York corporation with an office located at 100 Park Avenue, New York, NY 10017 ("Westminster"), and Laidlaw Global Corporation, a Delaware corporation with an address of 100 Park Avenue, New York, New York 10017 (the "LGS").

         WHEREAS, LGS is the owner of 997 shares of the Class A Common Stock of Westminster, par value $1.00 per share, which amount equals 99.7% of the issued and outstanding shares of common stock of Westminster (collectively, the "Westminster Common Stock");

         WHEREAS, Westminster wishes to purchase the Westminster Common Stock from the LGS;

         WHEREAS, LGS desires to sell the Westminster Common Stock to the Westminster, upon the terms and conditions hereinafter set forth;

         WHEREAS, the parties entered into an Amended and Restated Stock Purchase Agreement dated June 7, 2001 (the "Agreement") which provided, among other terms, for the sale of the Westminster Common Stock; and

         WHEREAS, LGS has been unable to find the stock certificate representing the Westminster Common Stock.

         NOW, THEREFORE, in consideration of the mutual premises and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. ACCEPTANCE: Westminster agrees to accept, in lieu of the original stock certificate representing the Westminster Common Stock (the "Share Certificate") an affidavit of Lost Certificate from a duly authorized officer of LGS in the form annexed hereto as Exhibit A.

2. DELIVERY OF INDEMNITY: The acceptance of such affidavit is subject to LGS providing the indemnity set forth herein to Westminster.

3.       INDEMNITY:

         a. LGS hereby agrees to indemnify and hold Westminster, and its employees, shareholders, officers, directors, permitted assignees and licensees (jointly and severally


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         referred to in this Paragraph as "Indemnitees") harmless from and against any and all losses, damages, costs, claims, judgements, penalties, fines and expenses (including reasonable attorney's fees) or recoveries (including any amounts paid in settlement) arising out of or connected with any action, suit, proceeding or claim by a third party, whether civil, criminal or administrative in nature, which is reduced to final judgment or settled with the written consent of LGS, which is caused by or arises out of or is sustained or incured as a result of any claim made by reason of that fact the Share Certificate, as a result of the loss by LGS of the Share Certificate, may be in , or may hereafter come into the possession of any person, firm or corporation, or as a result of the fact that the Share Certificate has not been and will not be delivered in accordance with the Agreement.

                  i. No such suit or other action shall be settled without the prior written consent of LGS, who shall be held responsible and which consent shall not be unreasonably withheld, delayed or conditioned.

                  ii. The rights and remedies of the Indemnitees pursuant to this Paragraph shall be in addition to any other rights or remedies which they may have against LGS and shall be without prejudice to same.

         b. Notice for Indemnity: If the Indemnitees wish to assert their rights to be defended and held harmless as set forth above they must:

                  i. Promptly notify LGS of any claim or legal proceeding which gives rise to such right;

                  ii. Afford LGS the opportunity to participate and fully control any compromise, settlement or other resolution or disposition of such claim or proceeding; and

                  iii. Fully cooperate with the reasonable requests of LGS, at the expense of LGS, in its participation in, and control, compromise, settlement or resolution or other disposition of such claim or proceeding.


4. TERM OF THIS INDEMNIFICATION AGREEMENT. This Indemnification Agreement shall survive for a period of three (3) years from the date hereof.

5. ADVANCEMENT OF EXPENSES AND COSTS. All reasonable expenses and costs, with respect to a claim covered by this Indemnification Agreement, incurred by Indemnitees (including attorneys' fees, retainers and advances of disbursements required of Indemnitees) shall be paid by LGS in advance of the final disposition of such action, suit or proceeding at the request of any Indemnitee within twenty days after the receipt by LGS of a statement or statements from Westminster requesting such advance or advances from time to time. Indemnitees' entitlement to such expenses shall include those incurred in connection with any


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proceeding by Indemnitees seeking an adjudication or award in arbitration pursuant to this Indemnification Agreement. Such statement or statements shall reasonably evidence the expenses and costs incurred by Indemnitees in connection therewith and shall include or be accompanied by an undertaking, in form and substance reasonably satisfactory to LGS, by or on behalf of such Indemnitee to repay such amount if it is ultimately determined that such Indemnitee is not entitled to be indemnified against such expenses and costs by LGS as provided by this Indemnification Agreement or otherwise.

6.       PLEDGE OF COLLATERAL.

         a. As collateral for the prompt payment of all amounts to which Indemnitees are entitled hereunder, whether in the form of an advancement or a reimbursement of expenses, fees and costs, LGS hereby pledges all amounts due under that certain Promissory Note executed by Westminster in favor of LGS in connection with the Agreement in the principal amount of $300,000 ("Promissory Note"). Where there is agreement or an adjudication of an obligation by LGS to the Indemnitees hereunder, LGS hereby grants Westminster a right of set off against any amount due and owing to LGS under the Promissory Note where LGS does not otherwise make payment of such obligation.

         b. Notwithstanding the foregoing, nothing herein shall relieve Westminster of the obligation to make timely payment as provided in the Promissory Note, it being understood that the pledge only extends to amounts due under the Promissory Note as of the time of an actual claim hereunder. No portion of the pledge shall be deemed retroactive and all payments under the Promissory Note, once made, shall be the property of LGS without any specific claim thereon.

7.       NOTICES:

         a. Any notice to be given hereunder shall be sent by registered or certified mail, return receipt requested, by recognized overnight courier (e.g. Federal Express), telecopy to a facsimile number provided by the respective party, or by delivering the same personally to a party at the addresses first set forth herein. Any party may designate a different address by notice so given.

         b. Any notice mailed, sent by courier or personally delivered as aforesaid shall be deemed to have been given on the date of receipt; telecopies shall be deemed received on the business day after being sent by telecopy.

8.       MISCELLANEOUS:

         a. Controlling Law: This Indemnification Agreement shall be construed and interpreted in accordance with the law of the State of New York, applicable to contracts entered into and to be performed fully therein without reference to the principles of conflict of laws.


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         b.    Headings: Paragraph heading are used for convenience only and shall not be referred to in the interpretation of this Indemnification
Agreement.

         c. Entire Agreement: This Indemnification Agreement sets forth the entire agreement between the parties relative to the indemnity described herein and replaces and supersedes all other understandings, commitments and agreements relating to the indemnity.

         d. Modification, Amendment: This Indemnification Agreement cannot be modified, altered, amended or otherwise changed except by an agreement in writing signed by the parties hereto.

         e. Binding Effect Of Indemnification Agreement: This Indemnification Agreement shall be binding not only on the parties hereto, but also on their heirs, executors, administrators, successors, and assigns.

         f. Severability: The provisions of this Indemnification Agreement are severable. To the extent any provision, portion or extent of this Indemnification Agreement is determined to be invalid, illegal or otherwise unenforceable, then that provision, portion or extent will be limited if possible and only thereafter severed if necessary. Any such limitation or severing shall only be to the extent necessary to render the Indemnification Agreement valid and enforceable. The remaining provisions, portions and extent of the Indemnification Agreement will be enforced to give effect to the intention of the parties insofar as possible.

         g. Effect of a Waiver: No waiver of a provision of this Indemnification Agreement shall be deemed a waiver of any other provisions, nor shall a waiver of the performance of a provision in one or more instances be deemed a waiver of future performance thereof.

         h. Counterparts: This Indemnification Agreement may be executed in counterparts, all of which taken together shall be deemed one (1) original.

         i. Additional Documents: The parties agree that they will execute, or cause to be executed, such other documents as may be necessary to carry out the purposes of this Indemnification Agreement.

         j. Express & Implied Promises: The parties acknowledge that no other party, or any agent or attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce them to execute this Indemnification Agreement, and acknowledge that they have not executed this instrument in reliance on any such promise, representation or warranty not contained herein, and further acknowledge that there are no other agreements or understandings between the parties relating to this Indemnification Agreement that are not contained herein.


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IN WITNESS HEREOF the parties have executed this agreement as of the day and year first set forth above.


LAIDLAW GLOBAL CORPORATION                       WESTMINSTER SECURITIES CORP.



By                                               By
  --------------------------------                 -----------------------------
       Authorized Signator                               Authorized Signator






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